EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Offering Statement on Form 1-A of our Report of Independent Registered Public Accounting Firm dated March 14, 2023, relating to the financial statements of M2i Global, Inc. as of, and for the year ended November 30, 2022. Our report included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Very truly yours,

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

a dba of Heaton & Company, PLLC

Farmington, Utah

Dated: October 4, 2024